Exhibit 1.1

CardioDynamics Reports 20th Consecutive Quarter of Year-Over-Year
Revenue Growth and 30% Increase in Second Quarter 2003 Sales

    SAN DIEGO--(BUSINESS WIRE)--June 18, 2003--

 Company Records 71% Increase in Recurring Sensor Revenue over Second
                             Quarter 2002

    CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology and manufacturer of BioZ(R) noninvasive cardiac function monitoring systems, today reported its 20th consecutive quarter of year-over-year revenue growth and a 30% increase in second quarter 2003 sales over the same period in the prior year.

    Second Quarter 2003 Results:

    Net sales for fiscal second quarter 2003 were $7.3 million, an increase of 30% over net sales of $5.6 million for the same period in fiscal 2002. Net sales for the six months ended May 31, 2003 were $13.7 million, an increase of 37% over net sales of $10.0 million for the same period in 2002. Gross margin for the second quarter 2003 increased to 77% of sales, up from 72% for the same quarter in fiscal 2002, the result of a decrease in sensor costs and higher average net revenue per unit due to modified leasing company incentive programs.
    Net income for the second quarter was $518,000, or $0.01 per share, compared with net income for the second quarter 2002 of $47,000, or $0.00 per share. The improvement in net income for the second quarter 2003 was primarily due to increased sales and higher gross margin, along with improved sales and overall employee productivity. For the six months ended May 31, 2003, net income was $634,000, compared to a net loss of $583,000 for the same period in 2002.

    Operating Highlights:

    During second quarter 2003, 192 BioZ Systems were shipped, increasing the total number of BioZ Systems sold to over 2,600 systems, up 38% from one year ago. Recurring sensor revenue in the second quarter 2003 was $1.2 million (16% of sales), up 71% from $701,000 (12% of sales) in the same quarter 2002. The recurring sensor revenue growth was attributable to the expansion of the installed base of BioZ Systems and initial success of the Company's program to assist in the workflow integration of BioZ Systems in physician offices.
    Cash flow from operations for the second quarter 2003 was $420,000, an improvement of $573,000 compared with second quarter 2002. This represented the fourth consecutive quarter of positive operating cash flow and a three-fold increase in operating cash flow compared to the first quarter 2003. Second quarter 2003 accounts receivable cash collections were $7.5 million, representing 117% of first quarter 2003's sales. The Company ended the quarter with $7.2 million in cash and cash equivalents.

    CEO Comments and Outlook:

    "With 20 consecutive quarters of revenue growth, we continue our tradition of delivering solid improvement in financial performance. We experienced a significant increase in second quarter net income and operating cash flow over the same period last year, which is a testament to the Company's operating discipline and sound business model," stated Michael K. Perry, CardioDynamics' chief executive officer. "We are especially pleased with the strong progression in recurring sensor revenue thus far this year. Over the last four years, sensor revenue has grown from 3% of sales to now over 16%, and we anticipate that strong sensor growth will continue. We are beginning to reap the benefits of the Company's investment in clinical sales specialists who are training and supporting our customers and helping to establish our technology as a standard of care."
    Perry added, "We are on course for a strong year and are building a solid foundation that will support continued market penetration and growth. Our technology is making a genuine contribution to healthcare and positively impacting a disease that is the leading cause of death in the industrialized world."

    Additional Highlights and Accomplishments:

    -- Four U.S. patents issued, including one underlying the Company's novel AERIS(TM) (Adaptive Extraction & Recognition of Impedance Signals) processing and three others relating to the unique design features of the BioZtect(R) sensor system.

    -- One million shares formerly owned by the Paulson Trust sold to institutional investors in privately negotiated transactions.

    -- Cleveland Clinic ICG Study presented at the American College of Cardiology 52nd Scientific Sessions demonstrating ICG to have a significant correlation (0.89) as compared to the invasive pulmonary artery catheter procedure.

    --  Three ICG educational symposia held at the American
        Association of Critical-Care Nurses (AACN) and National
        Teaching Institute (NTI) Critical Care Exposition.

    -- Multi-system BioZ sales to Wilburn Medical, North Carolina; Advanced Technology, Kuwait; and Beijing Chang Sheng, China.

    Conference Call Information:

    Michael K. Perry, chief executive officer, will host a summary of CardioDynamics' second quarter 2003 results in a conference call today at 4:30 p.m. (EST). To access the conference call, dial 800/346-4174 (Code 7784). International callers can call 973/528-0008 (Code 7784). A replay of the call will be available for two weeks following the call at 800/332-6854 (Code 7784). The international replay number is 973/528-0005 (Code 7784). The call will also be available, via Webcast, at http://www.irconnect.com/primecast/03/q2/cdic_2q2003.html.

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company's BioZ(R) Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies, Philips Medical Systems, and Vasomedical. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for disposables. For additional information or to request an investor package, please refer to the Company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as anticipated sensor growth, estimated cardiovascular and ICG industry prospects, market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2002 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.


                   CardioDynamics -- The ICG Company
----------------------------------------------------------------------


Operational Results:      Three Months Ended       Six Months Ended
--------------------
                               May 31,                 May 31,
                          2003        2002         2003        2002
                      ----------- ----------- ------------ -----------

 Net Sales            $7,285,000  $5,623,000  $13,670,000  $9,989,000
 Cost of Sales         1,672,000   1,560,000    3,304,000   2,838,000
                      ----------- ----------- ------------ -----------
 Gross Margin          5,613,000   4,063,000   10,366,000   7,151,000
 Research &
  Development            784,000     611,000    1,520,000   1,253,000
 Selling & Marketing   3,870,000   3,049,000    7,351,000   5,770,000
 General &
  Administrative         479,000     422,000      978,000     861,000
                      ----------- ----------- ------------ -----------
 Income (Loss) from
  Operations             480,000     (19,000)     517,000    (733,000)
 Other Income, net        77,000      67,000      165,000     151,000
 Provision for Income
  Taxes                  (39,000)     (1,000)     (48,000)     (1,000)
                      ----------- ----------- ------------ -----------
 Net Income (Loss)      $518,000     $47,000     $634,000   $(583,000)
                      =========== =========== ============ ===========
 Net Income (Loss) per
  Common Share,
   -- Basic and Diluted    $0.01       $0.00        $0.01      $(0.01)
                      =========== =========== ============ ===========
 Weighted-Average
  Number of Common
  Shares Outstanding:
   -- Basic           46,186,787  46,113,799   46,184,021  46,024,279
                      =========== =========== ============ ===========

   -- Diluted         47,103,950  47,433,448   47,175,870  46,024,279
                      =========== =========== ============ ===========


Selected Balance Sheet               May 31,     Nov. 30,
 Data:
----------------------
                                      2003        2002         Change
                                  ----------- ------------ -----------

 Cash                             $7,179,000   $6,879,000        4%
 Accounts Receivable,
  net                              7,946,000    8,349,000       (5%)
 Inventory, net                    3,494,000    3,474,000        1%
 Current Assets                   21,442,000   21,446,000        0%
 Long-term Assets                  2,376,000    2,120,000       12%
 Total Assets                     23,818,000   23,566,000        1%
 Current Liabilities               2,714,000    3,282,000      (17%)
 Long-term Liabilities               685,000      560,000       22%
 Total Liabilities                 3,399,000    3,842,000      (12%)
 Shareholders' Equity             20,419,000   19,724,000        4%

    CONTACT: CardioDynamics
             Investor Relations
             Bonnie Ortega, 888/522-2342, Ext. 1005
             bortega@cardiodynamics.com
                 or
             Media Relations
             Irene Paigah, 888/522-2342, Ext. 1012
             ipaigah@cardiodynamics.com